Exhibit 21.1

SUBSIDIARIES OF CRONOS GROUP INC.
As of December 31, 2025

Subsidiaries	State or other jurisdiction of incorporation or organization
Cronos Growing Company Inc.	Canada
Hortican Inc.	Canada
Peace Naturals Project Inc.	Canada
Cronos Research Labs Ltd.	Israel
Cronos Israel G.S. Store Ltd.	Israel
Cronos Israel G.S. Cultivation Ltd.	Israel
Cronos Israel G.S. Pharmacy Ltd.	Israel
Cronos Israel G.S. Manufacturing Ltd.	Israel
Cronos USA Holdings Inc.	Delaware, USA
Cronos USA Client Services LLC	Delaware, USA
CGM B.V.	Netherlands